ATLANTIC COAST FINANCIAL CORPORATION NAMES
G. THOMAS FRANKLAND PRESIDENT AND CHIEF EXECUTIVE OFFICER

JAY S. SIDHU ASSUMES ROLE OF NON-EXECUTIVE CHAIRMAN

JACKSONVILLE, Fla. (May 18, 2011) – Atlantic Coast Financial Corporation (the "Company") (NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the "Bank"), today announced that its Board of Directors has appointed G. Thomas Frankland as permanent President and Chief Executive Officer.  Frankland was named Interim President and Chief Executive Officer by the Board in October 2010.

In conjunction with Frankland's appointment, the Board of Directors of the Company also announced that Jay S. Sidhu has assumed the role of non-executive Chairman of the Board of the Company.  Concurrently, the Company and Sidhu entered into a three-year consulting arrangement and simultaneously entered into a general release of all obligations under his employment contract.  Sidhu played a key role in the completion of the Company's February 2011 second-step conversion from a mutual holding company structure to a stock holding company and related $17.1 million capital raise.

Commenting on the announcement, Sidhu said, "While we continue to face challenges, the Company has made great strides over the past year in confronting the issues resulting from the economic downturn in the real estate industry and the related rise in unemployment levels.  Having completed the conversion and related capital infusion and strengthened our management team with the addition of Tom Frankland, a seasoned financial services executive, we reviewed our organization structure and determined that my service as the principal executive officer was no longer necessary.  As a result of this action, we will improve management efficiencies and reduce costs.  The Company is now focusing its efforts on its strategic initiatives and continuing to provide a foundation for future growth."

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. Atlantic Coast Bank is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets through 12 locations, with a focus on the Jacksonville metropolitan area.  Investors may obtain additional information about Atlantic Coast Financial Corporation at www.AtlanticCoastBank.net.

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For additional information contact:
Thomas B. Wagers, Sr.
Chief Financial Officer
(904) 565-8570

Atlantic Coast Financial Corporation
12724 Gran Bay Parkway West, Suite 150    Jacksonville, Florida 32258
www.AtlanticCoastBank.net